BJURMAN, BARRY & ASSOCIATES
                                       AND
                            THE BJURMAN, BARRY FUNDS

                       AMENDED AND RESTATED CODE OF ETHICS
                                  November 2002

1.       Statement of General Principles

         This Code of Ethics (the "Code") has been adopted by Bjurman, Barry & Associates (the "Adviser") and The Bjurman, Barry Funds (the "Trust") for the purpose of instructing all employees, officers, directors, and trustees of their ethical obligations and to provide rules for their personal securities transactions. All Access Persons (as that term is defined in Section 2 of this Code) owe a fiduciary duty to the clients of the Adviser. A fiduciary duty means a duty of loyalty, fairness, and good faith towards clients, and the obligation to adhere not only to the specific provisions of this Code, but to the general principles that guide the Code. These general principles are:

         (a)      The duty at all times to place the interests of clients first;

         (b) The requirement that all personal securities transactions be conducted in a manner consistent with this Code and is such a manner as to avoid any actual or potential conflicts of interest or any abuse of any individual's position of trust and responsibility; and

         (c) The fundamental standard that employees, officers, directors, and trustees of the Adviser and the Trust should not take inappropriate advantage of their positions, or of their relationship with clients.

         The Adviser recognizes, however, that employees should have an opportunity to develop investment programs for themselves and their families. The Code sets forth policies and procedures reasonably designed to ensure that employees conduct their personal securities transactions in a manner that complies with the securities laws, rules, and regulations and that does not raise even the appearance of impropriety.

         It is imperative that the personal trading activities of the employees, officers, directors, and trustees of the Adviser and the Trust be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third

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         party  when  the  transaction  is  not in  keeping  with  the  general principles of this Code.

         Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions of this Code. Technical compliance with the terms of this Code or its related procedures will not automatically insulate from scrutiny any transaction or pattern of transactions that is not in keeping with the principles stated above. Employees should address any questions regarding the Code to the Chief Compliance Officer.

2.       Definitions

         "Act" means the Investment Company Act of 1940, as amended.

         "Access Person" means any director, officer, employee, trustee of the Adviser or the Investment Company, and any employee of any affiliate who, in the ordinary course of his or her regular functions or duties, makes, participates in, or has access to information about portfolio transactions of the Investment Company or other Client Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales. For purposes of this Code, Access Person also includes members of such person's immediate family.

         "Adviser" means Bjurman, Barry & Associates.

         A Security is "being considered for purchase or sale" when the order to purchase or sell such Security has been communicated, or prior thereto when, in the opinion of the investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when a decision on whether to buy or sell a Security is imminent, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         "Beneficial Ownership" will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities that an Access Person has or acquires. (See Exhibit A attached hereto for a more complete description)

         "Client Accounts" includes all private accounts and investment companies that have entered into investment management or advisory agreements or sub-advisory agreements with the Adviser.

         "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Act.

         "Excluded Access Person" means any (i) any trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Act, and (ii) any employee of an independent underwriter or administrator for the Trust

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         who holds an officer position with the Trust solely to facilitate his or her employer's performance of services for the Trust, but only if such employee does not make, participate in, or have access to information about portfolio transactions of the Investment Company or other Client Accounts.

         "Excluded Securities" - See definition of "Securities" below.

         "Immediate family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

                  child             grandparent        son-in-law
                  stepchild         spouse             daughter-in-law
                  grandchild        sibling            brother-in-law
                  parent            mother-in-law      sister-in-law
                  step-parent       father-in-law      any other blood relative

         Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

         "Investment Company" means each registered investment company (and any series or portfolios of such company) that is advised by the Adviser.

         "Investment Personnel" includes those Access Persons with direct responsibility and authority to make investment decisions affecting the Investment Company or other Client Accounts (such as portfolio managers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Investment Company and other Client Accounts (such as traders).

         "Material non-public information" consists of any information that may influence an investment decision relating to a Security, or that may affect an analysis of the value of a Security, and that is not generally available to the investing public, whether in filings with the Securities and Exchange Commission or otherwise. For example, "block trades," because they may have market impact, are considered to be material non-public information.

         "Purchase or sale of a Security" includes, without limitation, the writing, purchase, sale or exercise of an option to purchase or sell a Security, conversions into such Security of convertible securities, short sales of such Security and the execution of futures contracts with respect to such Security.

         A "Related Security", with respect to any Security, is an instrument or security that derives its value (in whole or in part) from, or that is related to (but not the same as) such Security, such as a derivative security, convertible security or

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         futures contract. For example, a Related Security may be convertible into a Security, or give its holder the right or option to purchase or sell the Security.

         "Security" or "Securities" shall have the meaning set forth in Section 2(a)(36) of the Act, and shall include Related Securities, except that it does not include the following securities (the "Excluded Securities"):

             (i)     shares of open-end investment companies (mutual funds);

             (ii) securities issued by the Government of the United States (including Government agencies); and

             (iii) bankers' acceptances, bank certificates of deposit, and commercial paper.

         "Senior Management" means the President/Chief Executive Officer or the Senior Executive Vice President/Chief Investment Officer of the Adviser.

         "Trust" means The Bjurman, Barry Funds.

3.       Exempted Transactions

         The prohibited transactions and activities noted in Section 4 of this Code shall not apply to:

         (a)      Purchases or sales of Excluded Securities.

         (b) Purchases or sales which are non-volitional on the part of the Access Person, the Investment Company, or other Client Accounts.

         (c) Purchases which are part of an automatic dividend reinvestment plan.

         (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (e) A purchase or sale of Securities effected in any account over which the Access Person has no direct or indirect influence, control, or beneficial interest.

         (f) A purchase or sale of Securities that are not eligible for purchase or sale by either the Investment Company or any other Client Account.

         Access Persons must remember that regardless of the transactions status as exempt or not exempt, his/her fiduciary obligations remain unchanged.

4.       Prohibited Transactions and Activities

         Access Persons, other than Excluded Access Persons, shall not:

         (a)      acquire any Security in an initial public offering;


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         (b)      acquire any Security in a private placement without prior
                  written approval of Senior Management;

         (c) purchase or sell, directly or indirectly, any Security if such Security is being considered for purchase or sale by the Investment Company or other Client Accounts;

         (d) purchase or sell, directly or indirectly, any Security if the Investment Company or other Client Accounts have a pending buy or sell order in that same Security until that order is executed or withdrawn;

         (e) purchase or sell a Security within seven calendar days before or after the Investment Company or other Client Accounts trade in such Security or a Related Security, unless the Investment Company's or other Client Accounts' entire position in such Security has been sold prior to the Access Person's transaction and the Access Person is also selling such Security;

         (f) accept gifts, favors, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity that does or proposes to do business with, or on behalf of, the Investment Company or other Client Accounts. For purposes of this Code, "de minimis value" is equal to $250 or less. Reasonable business meals and entertainment are not subject to the $250 limitation so long as the employee and the recipient are both present; and

         (g) serve on boards of directors of public companies, without prior approval of Senior Management, provided, however, that any trusteeships held by such persons as of the date of the adoption of this Code shall be deemed to be authorized.

5.       Clearance

         In order to avoid inadvertent "scalping or "front-running," all Access Persons who, in the ordinary course of fulfilling their official duties, have knowledge of which Securities the Investment Company or other Client Accounts are purchasing or selling shall obtain clearance for a proposed transaction from the Chief Compliance Officer. The Chief Compliance Officer shall not grant clearance for the proposed transaction if it is prohibited by Section 4, 6, or 7 of the Code.

         In addition, the Chief Compliance Officer may refuse to preclear a transaction if he/she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

         Clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code. All such transactions are

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         subject to review by the Chief Compliance Officer in connection with the reporting process described in Sections 8 and 9 below.

         Clearance is effective, unless earlier revoked, until the earlier of
         (a) the close of business on the day on which such clearance was granted, or (b) the Access Person learns that the information provided in such Access Person's request forclearance is not accurate. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a Security to which the clearance relates is being considered for purchase or sale.

         The clearance requirements of this section shall not apply to Exempted Transactions set forth in Section 3 above. A record of clearances shall be maintained by the Chief Compliance Officer.

6.       General Policy

         It shall be a violation of this Code for any Access Person in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Investment Company or other Client Accounts to:

         (a) employ any device, scheme, or artifice to defraud the Investment Company or any other Client Account;

         (b) make to the Investment Company or any other Client Account any untrue statement of material fact or omit to state to the Investment Company or any other Client Account a material fact necessary in order to make the statements made, in light of all the circumstances under which they are made, not misleading;

         (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Investment Company or any other Client Account; or

         (d) engage in any manipulative practice with respect to the Investment Company or any other Client Account.

7.       General Prohibitions

         The Adviser and the Investment Company have determined that the following courses of conduct are prohibited for all Access Persons:

         (a)      Insider Trading

                  Any employee is forbidden from trading, either personally or on behalf of others (including Client Accounts managed by the Adviser or the Investment Company), on material non-public information or communicating material non-public information to others in violation of the law. This conduct is

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                  frequently referred to as "insider trading." This policy
                  applies to every employee of the Adviser and the Investment Company and extends to activities within and outside their duties with the Adviser and the Investment Company.

         (b)      Investment Opportunities

                  The failure of Investment Personnel to recommend an investment opportunity, or to purchase an investment opportunity for a Client Account or the Investment Company, in order to obtain personal benefit will be considered a course of conduct that deprives a Client Account or the Investment Company of an investment opportunity.

         (c)      "Scalping" or "Front-running"

                  Employees shall not acquire or dispose of beneficial ownership of a Security if such acquisition or disposition is based upon the employee's knowledge of actions already taken, being taken, or being considered by the Adviser or on behalf of any other Client Accounts or the Investment Company.

8.       Acknowledgment and Reporting Requirements

         (a)      Quarterly Reports of Access Persons

                  On a quarterly basis, each Access Person must report to the Adviser the information described in paragraph (b) below for each transaction in any Security, other than Excluded Securities, in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Security.

         (b)      Form of Reports

                  The quarterly report shall disclose, with respect to any transaction during the quarter in a Security, other than Excluded Securities, in which the Access Person has any direct or indirect beneficial ownership, the following:

                  1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security;

                  2. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                  3. The price of the Security at which the transaction was effected;

                  4. The name of the broker, dealer, or other entity through or with whom the transaction was effected; and

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                  5.      The date the report is submitted by the Access Person.

                  An Excluded Access Person need only report a transaction in a Security if such Excluded Access Person, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her official duties for the Trust, should have known that, during the 15-day period immediately preceding or the 15-day period immediately after the date of the transaction by the Excluded Access Person, such Security was purchased or sold by the Trust or other Client Accounts or was being considered for purchase or sale by the Trust or other Client Accounts.

         The quarterly transaction reports should be submitted on the form attached hereto as Exhibit B.

         (c)      Brokerage Accounts

                  Within 10 days of becoming an Access Person, and with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person, other than an Excluded Access Person, shall report to the Adviser the following:

                  1. The name of the broker, dealer, or bank with whom the Access Person established the account;

                  2.      The date the account was established; and

                  3.      The date that the report is submitted by the Access
                          Person.

         The brokerage reports should be submitted on the form attached hereto as Exhibit C.

         (d)      Submission of Reports

                  With the exception of the information required by paragraph
                  (c) above, which is required to be reported whenever any new brokerage relationship is established, every report must be submitted to the Adviser no later than 10 calendar days after the end of each calendar quarter. The report must include the information with respect to any transaction in a Security (not including Excluded Securities) effected during the calendar quarter. (Note: The requirement referenced in Section 8(b) above may be satisfied through the transmission of automated feeds, or the regular receipt of duplicate brokerage confirmations and monthly brokerage statements, together with the form attached as Exhibit B.)

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         (e)      Disclaimer of Ownership

                  A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported Securities.

         (f)      Submission of Duplicate Confirmations and Periodic Statements

                  Each Access Person, other than an Excluded Access Person, must arrange for duplicate copies of trade confirmations and periodic statements of his or her brokerage accounts to be sent to the Adviser's Chief Compliance Officer or his/her delegate. This requirement applies to any brokerage account over which the Access Person exercises trading authority other than a brokerage account of a client over which the Access Person exercises trading authority in his/her capacity as an employee of the Adviser.

9.       Certifications

         (a) Each Access Person must certify in writing on an annual basis that:

                  1. he/she has read and understood the Code and recognized that he/she is subject to its provisions; and

                  2. he/she has complied with the applicable provisions of the Code and has reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code. If an Access Person has no transactions during the year, such Access Person shall so advise the Chief Compliance Officer. Such certification should be provided on the form attached hereto as Exhibit D.

         (b) In addition to the Certification described in paragraph (a) above, each Access Person, other than an Excluded Access Person, must submit to the Adviser no later then 10 days after he or she becomes an Access Person, and annually thereafter:

                  1. A certified list of the title, number of shares and principal amount of all Securities in which he/she has any direct or indirect beneficial ownership; and

                  2. The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

         This report must be current as of a date no more than 30 days before the report is submitted and reflect the date that it is submitted by the Access Person.

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         Officers of the Adviser, may, at their discretion, submit their annual holdings reports to Gibson, Dunn & Crutcher LLP in lieu of submitting such reports to the Chief Compliance Officer.

         The initial/annual holdings report should be provided on the form attached hereto as Exhibit E.

10.      Sanctions

         The Chief Compliance Officer shall review each report required by the Code and other compliance policies (other than annual holdings reports which have been submitted to Gibson, Dunn & Crutcher LLP) and shall report any violations to Senior Management, the Board of Directors of the Adviser and the Board of Trustees of the Investment Company. Each of the Board of Directors of the Adviser and the Board of Trustees of the Investment Company may impose such sanctions as they deem appropriate, including, inter alia, disgorgement of profits, a letter of censure and/or fine or suspension or termination of employment of the violator. Senior Management shall have the right to impose its own sanctions prior to action by the Boards, but any such sanction shall not preclude further sanctions by the Boards.

         All violations of this Code and any sanctions imposed by Senior Management with respect thereto shall be reported at the next meeting of the Board of Directors of the Adviser and the Board of Trustees of the Investment Company.

11.      Board Reporting

         Annually, the Chief Compliance Officer will prepare, or supervise the preparation of, a written report that describes any issues arising under the Code of Ethics during that year. The report must address, at a minimum, any material violation of these policies and procedures and any sanctions imposed in response. In the report, the Adviser must certify that it has adopted procedures reasonably necessary to prevent violations of the Code. The written report must be provided to the Board of Trustees of the Investment Company for its consideration.

12.      Administrative Procedures

         (a)      Distribution of Code of Ethics

                  Upon commencement of duty with the Adviser, and annually thereafter, each Access Person shall receive a copy of this Code. Each Access Person shall file an Initial/Annual Acknowledgement Form (as referenced in Section 9(a) above) with the Chief Compliance Officer in a timely manner, indicating that he/she has read and understood the Code and associated procedures, including the Policy on Insider Trading, and that he/she has complied with, and will continue to comply with the requirements thereof.

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       (b)      Record Keeping Responsibilities

                As of the date of this Code's adoption, the Chief Compliance Officer shall be responsible for maintaining custody of the following records for a period of five years:

                1. all duplicate confirmations, transaction reports, brokerage statements, and automated feeds;

                2. all lists of Access Persons used for the purpose of administering this Code;

                3. a written record of each violation of the Code, and a written record of any action taken as a result of each violation; and

                4. all employee Acknowledgement and Certification Statements, or any other such forms referred to in this Code.

       (c)      Monitoring of Securities Transactions of Employees

                The duplicate confirmations supplied to the Chief Compliance Officer pursuant to Section 8(f) of this Code shall be reviewed by the Chief Compliance Officer in order to monitor compliance with the Code. The Chief Compliance Officer shall develop review procedures necessary to ensure compliance with this Code, including the Policy Statement on Insider Trading.

13.    Confidentiality

       All information obtained from any Access Person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other self-regulatory organization or to the Investment Company Board of Trustees to the extent required by law, regulation, or this Code.

14.    Amendments

       This Code may be amended from time to time by the Chief Compliance Officer. Any material amendment of this Code shall be submitted to the Board of Trustees of the Investment Company for approval in accordance with Rule 17j-1 of the Act.

       This Code has been adopted by the Board of Trustees of the Trust and the Board of Directors of the Adviser and supercedes all previous codes.

       Adopted November ___, 2002 by the Board of Trustees of the Trust

       Adopted __________________, 2002 by the Board of Directors of the Adviser

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